Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REPORTS FINANCIAL RESULTS FOR THIRD QUARTER FISCAL YEAR 2006

Houston, Texas, May 9, 2006 – SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced financial results for the third quarter ended March 31, 2006 of its fiscal year 2006.

Third Quarter Results

SPACEHAB posted a third quarter fiscal 2006 net loss of $1.7 million, or $0.13 per share, on revenue of $12.4 million compared with third quarter fiscal year 2005 net loss of $0.5 million, or $0.04 per share, on revenue of $14.3 million.

“Our third quarter results were impacted due to additional slips in NASA’s launch of the space shuttle,” stated Michael E. Kearney, SPACEHAB President and Chief Executive Officer. “With a scheduled launch date of July 2006, we have completed preparations for the upcoming STS-121 mission by implementing hardware change-outs on our cargo pallet in order to meet new International Space Station assembly and maintenance requirements. We are continuing our module and carrier integration services on the STS-116 mission, scheduled for launch in December 2006, and we have recently been authorized by NASA to initiate processing work on the STS-118 flight currently set for a June 2007 liftoff.”

Nine Months Results

SPACEHAB’s net loss for the nine months ended March 31, 2006 was $12.4 million, or $0.98 per share, on revenue of $36.2 million compared to a net income of $5.2 million, or $0.36 per share, on revenue of $40.4 million for first nine months of the prior fiscal year. The nine month period loss includes a non-cash charge of $6.3 million as the Company wrote down the book value of one of its two pressurized space shuttle modules and changed the depreciable life of its remaining space shuttle assets to align with NASA’s current launch manifest that anticipates retiring the space shuttle fleet at the end of 2010. Included in the prior year results was a recovery of $8.2 million from NASA in partial indemnification for losses the Company sustained in the Space Shuttle Columbia tragedy in February 2003.

Following launch of the STS-114 mission in July 2005, space shuttle missions have been deferred until resolution of foam-related and other technical issues. This rescheduling of space shuttle missions has had an impact on Company revenues and margins for the fiscal year and is expected to have a continued impact on revenue through the end of the fiscal year. However, SPACEHAB is generally reimbursed under its contract with NASA, through Lockheed Martin, for additional costs due to delays.

“During the first nine months of our fiscal year, we have taken significant steps to adjust the book value of our existing shuttle-based assets to align them with NASA’s current manifest, began to shift our business focus away from shuttle operations to next generation vehicle support, and pursued new business opportunities that leverage the skills and competencies of our talented workforce,” stated Brian K. Harrington, SPACEHAB Chief Financial Officer. “In the meantime, we continue to provide stellar support to NASA in preparation for three upcoming space shuttle missions, STS-121, 116, and 118.”

Liquidity

SPACEHAB’s cash and short-term investments were approximately $5.9 million as of March 31, 2006. Current liabilities decreased to $18.9 million at March 31, 2006 compared to $20.5 million at June 30, 2005 due to reductions in accounts payable and accrued expense. As of March 31, 2006 SPACEHAB carried a contract backlog of $62.0 million which represents the expected value of contractually-committed work, portions of which are subject to the space shuttle’s return to flight or future government funding decisions.

Update of Ongoing Operations

During the quarter the Company submitted its proposal to NASA to demonstrate its capability to provide commercial cargo transportation services to and from the International Space Station while providing space access to customers worldwide. The proposal lays out SPACEHAB’s plan to develop and demonstrate a next generation commercial space service, called Apex, in response to the Agency’s Commercial Orbital Transportation Service (COTS) Demonstrations solicitation. This service offers frequent, reliable, and affordable access to space in support of NASA’s space station needs but also opens the door to a robust, sustainable commercial space market for corporations, academic institutions, and government users around the globe.

“Our Apex solution provides a non-shuttle-based, end-to-end space access solution that complements the customer-responsive capabilities we’ve proven successful over the previous decade on numerous space shuttle and space station missions,” stated Kearney. “As a pioneer in the development of the early stages of the space commerce market, SPACEHAB is ideally positioned to grow and expand the market via the COTS initiative and related commercial services.”

SPACEHAB’s three major business units continue their support to manned and unmanned missions to space, assisting both commercial and government initiatives. SPACEHAB Flight Services (SFS) is concluding integration and operation tasks associated with the STS-121 space shuttle mission set for launch in July 2006. The Company is providing an Integrated Cargo Carrier, a pallet that resides in the space shuttle’s cargo bay, which is being used to transport critical spares needed on the International Space Station.

The SFS business unit is also under contract to support the STS-116 and 118 flights. These missions use the Company’s cargo pallets, one set for permanent deployment and attachment to the space station, but also utilize SPACEHAB’s patented module system which will transport thousands of pounds of equipment and provisions, much of it transferred to the space station for use by the astronaut crews that live for extended periods in space.

Astrotech Space Operations provides support necessary for its customers to successfully process their spaceflight hardware for launch, including advanced planning; use of unique facilities; and spacecraft checkout, fueling, encapsulation, transport, and remote control through launch. During the quarter the Company was successful in obtaining new business including the support to Lockheed Martin’s SES ASTRA 1KR satellite. Additionally, the Astrotech teams located in both Florida and California supported the processing of numerous spacecraft, including NASA’s CloudSat and CALIPSO, GOES-N, and JCSAT.

This quarter saw the successful launch of the EchoStar X satellite from the Odyssey Launch Platform. Astrotech provided payload processing and facilities management support for this Sea Launch program at the Home Port facilities in Long Beach, California under a long-term contract with Sea Launch Company LLC. EchoStar is designed to deliver direct-to-home broadcast services to DISH Network customers throughout the United States.

SPACEHAB Government Services continues its exceptional support to NASA’s International Space Station program, primarily in the areas of configuration and data management supporting the final acceptance of space station hardware and software for NASA and the sixteen international partners. The Company is actively pursuing an additional NASA contract in a subcontractor role to support configuration management initiatives. The five-year, $17 million contract, for which SPACEHAB expects to receive a portion of the work, is anticipated to be awarded in September.

Conference Call

SPACEHAB will host a conference call today at 10:00 a.m. Central time following the earnings release. During the call management will discuss the Company’s third quarter financial results as well as other recent and potential future developments relating to SPACEHAB. To participate on the call please dial 800.289.0494 (domestic calls) or 913.981.5520 (international calls). A taped replay is available following the conference call until 11:59 p.m. Eastern time on May 10, 2006 at 888.203.1112 (domestic calls) or 719-457-0820 (international calls) via access code 2490394. To hear a replay of the call via the Internet, visit the Investor Information section of the SPACEHAB website at www.spacehab.com. This audio archived webcast of the conference call is available on the Company website for approximately one year.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

Tables follow

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Revenue	$12,400	$14,272	$36,178	$40,443
Costs of revenue	9,979	11,085	36,263	32,592

Gross profit	2,421	3,187	(85)	7,851

Operating expenses
Selling, general and administrative	2,923	2,321	7,858	6,556
Research and development	91	21	302	37
Goodwill impairment	—	—	—	—
Impairment of investment in Guigne	—	—	—	—
Recovery of nonrecurring charge, loss of Research Double Module	—	—	—	(8,244)

Total operating expenses	3,014	2,342	8,160	(1,651)

Income from operations	(593)	845	(8,245)	9,502
Interest expense	(1,168)	(1,413)	(4,428)	(4,299)
Interest and other income, net	88	40	260	121

Income (loss) before income taxes	(1,673)	(528)	(12,413)	5,324
Income tax expense	—	(13)	(32)	(155)

Net income (loss)	$(1,673)	$(541)	$(12,445)	$5,169

Income (loss) per share:
Net income (loss) per share – basic	$(0.13)	$(0.04)	$(0.98)	$0.41

Shares used in computing net income (loss) per share – basic	12,765,720	12,626,130	12,718,168	12,603,240

Net income (loss) per share – diluted	$(0.13)	$(0.04)	$(0.98)	$0.36

Shares used in computing net income (loss) per share – diluted	12,765,720	12,626,130	12,718,168	14,203,597

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2006 (unaudited)	June 30, 2005
ASSETS
Cash and cash equivalents, including restricted amounts $0 and $970	$5,941	$8,297
Accounts receivable, net	11,524	16,906
Prepaid expenses and other current assets	3,259	693

Total current assets	20,724	25,896
Property and equipment, net of accumulated depreciation and amortization	62,354	73,647
Other assets, net	3,242	2,408

Total assets	$86,320	$101,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	18,870	20,461
Long-term liabilities	64,789	66,693
Stockholders’ equity	2,661	14,797

Total liabilities and stockholders’ equity	$86,320	$101,951

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